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As filed with the Securities and Exchange Commission on May 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MICRON TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	75-1618004 (I.R.S. Employer Identification Number)

8000 South Federal Way
P.O. Box 6
Boise, Idaho 83707-0006
(208) 368-4000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

W.G. Stover, Jr.
Vice President of Finance and Chief Financial Officer
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83707-0006
(208) 368-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Fore, Esq.
Michael A. Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.10 par value per share	1,500,000	$25.94	$38,910,000	$3,580

(1)
The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low price of the common stock as reported on the New York Stock Exchange on May 15, 2002 because the price at which such shares of common stock may be offered for resale by the selling stockholder is not currently determinable.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 17, 2002

Preliminary Prospectus

Micron Technology, Inc.

1,500,000 Shares of Common Stock

        This prospectus covers 1,500,000 shares of our common stock, $0.10 par value per share, that the selling stockholder, Dominion Semiconductor, L.L.C, may offer at one or more times for its own account. We will not receive any of the proceeds from the sales. The selling stockholder will bear all sales commissions and similar expenses. We will bear all of the other expenses of the registration and offering of the shares. None of the offered shares have been registered prior to the filing of the registration statement of which this prospectus is a part.

        Shares of our common stock are quoted on the New York Stock Exchange under the symbol "MU." The last reported sale price of the common stock on May 16, 2002 was $26.01 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 to read about risk factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002.

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. The selling stockholder may use this document only where it is legal to sell the shares. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	ii
SUMMARY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DESCRIPTION OF CAPITAL STOCK	9
SELLING STOCKHOLDER	11
PLAN OF DISTRIBUTION	12
VALIDITY OF COMMON STOCK	13
EXPERTS	13
AVAILABLE INFORMATION	13

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the Securities and Exchange Commission, or the "SEC," are incorporated by reference into, and are attached to and made part of, this prospectus:

  •
  our Annual Report on Form 10-K for the year ended August 30, 2001;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended November 29, 2002 and February 28, 2002; and

  •
  the description of our common stock contained in our registration statement on Form 8-A (No. 1-10658), declared effective by the SEC on November 28, 1990, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, upon writing or telephoning us at the following:

Micron Technology, Inc. 8000 South Federal Way Boise, Idaho 83716-9632 Attn: General Counsel (208) 368-4000

        We are also incorporating by reference all documents filed with the SEC by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to termination of the offering made hereby. All filings we file pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        Our common stock is quoted on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

ii

SUMMARY

        Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus and all of the documents incorporated by reference in this prospectus before making an investment decision. When used in this prospectus, unless the context requires otherwise, the terms "we," "our" and "us" refer to Micron Technology, Inc. and its subsidiaries.

Micron Technology, Inc.

        We principally design, develop, manufacture and market semiconductor memory products. Our semiconductor operations focus primarily on the design, development and manufacture of leading edge semiconductor memory products.

        Dynamic Random Access Memory ("DRAM") is our primary semiconductor memory product. A DRAM is a high density, low-cost random access memory component that stores digital information and provides high-speed storage and retrieval of data. DRAMs are the most widely used memory component in computer systems. Our DRAM products include:

  •
  Synchronous DRAM ("SDRAM") is a memory product that operates faster than legacy DRAMs. By the addition of a clock input that synchronizes operations, SDRAMs allow a PC to transfer data at faster rates.

  •
  Double Data Rate SDRAM ("DDR SDRAM") is a higher bandwidth memory product that leverages existing SDRAM technology to increase a memory chip's data throughput.

        In addition to our DRAM memory products, we also produce Static Random Access Memory ("SRAM") and Flash Memory products:

  •
  SRAM products perform memory functions in a manner similar to DRAM, but do not require the memory to be electronically refreshed and operate faster than DRAM. We produce SRAMs for use in applications that require a buffer of high speed memory between the central processor unit and the main DRAM memory.

  •
  Flash products retain memory content when the power is turned off. Flash products are used in digital cellular phones, networking applications, workstations, servers and PCs.

Recent Developments

Hynix Semiconductor, Inc.

        On December 2, 2001, we announced we were engaged in discussions with Hynix Semiconductor, Inc. regarding a possible acquisition of Hynix's semiconductor memory business. On May 2, 2002, we announced that we had withdrawn from the discussions with Hynix.

Toshiba Corporation/Dominion Semiconductor, L.L.C.

        On April 22, 2002, we acquired Toshiba Corporation's commodity DRAM operations at Dominion Semiconductor, L.L.C., a subsidiary of Toshiba Corporation of Japan located in Manassas, Virginia. We paid $250 million in cash and issued 1.5 million shares of our common stock to Toshiba in exchange for the Dominion DRAM assets.

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632, and our telephone number is (208) 368-4000. Our website is located at www.micron.com. The information contained or incorporated in our website is not part of this prospectus.

RISK FACTORS

        Please keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. We assume no obligation to update any such forward-looking statements or reasons why actual results may differ.

        You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment. You should also review the other information contained in this prospectus or the documents incorporated by reference into this prospectus. All period references in this section are to our fiscal periods unless otherwise indicated.

If average selling prices for our memory products do not exceed costs, we would expect to incur losses

        Although average selling prices for our memory products were higher in the second quarter of 2002 than in the first quarter of 2002, prices in the second quarter and first six months of 2002 decreased 58% and 78%, respectively, compared to the second quarter and first six months of 2001. In four of the last five fiscal years we experienced the following decreases in average selling prices: 60% in 2001, 37% in 1999, 60% in 1998 and 75% in 1997. We are unable to predict pricing conditions for any future period.

        In recent quarters, average selling prices for our memory products have been below our manufacturing costs, and accordingly our results of operations, cash flows and financial condition have been adversely affected. If average selling prices are below costs in future periods, we would expect to incur losses on product sales. To the extent the estimated market value of products held in finished goods and work in process inventories at a quarter end date is below the cost of these products, we would recognize a charge against operations to write down the carrying value of inventory to market value.

If average selling prices of memory products do not improve, we may not be able to generate sufficient cash flows to fund our operations and make adequate capital investments

        Our cash flows from operations depend primarily on average selling prices and per megabit manufacturing costs. In recent quarters average selling prices have been below our manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must invest significant capital in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. If average selling prices do not improve, we may not be able to generate sufficient cash flows to fund our operations and make adequate capital investments.

We are dependent on the personal computer ("PC") market as most of the memory products we sell are used in PCs or peripherals. If the growth rate of either PCs sold or the amount of memory included in each PC decreases, sales of our memory products could decrease

        We have historically sold most of our memory products to PC or peripheral markets. DRAMs are the most widely used semiconductor memory components in PCs. In recent quarters, the growth rate of PCs sold has slowed or declined. If we experience a sustained reduction in the growth rate of either PCs sold or the average amount of memory included in each PC, sales of our memory products could decrease, and our results of operations, cash flows and financial condition could be adversely affected.

The semiconductor memory industry is highly competitive

        The semiconductor memory industry is highly competitive. We face intense competition from a number of companies, including Hynix Semiconductor Inc., Infineon Technologies AG and Samsung Semiconductor, Inc. Some of these competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor memory market, invest in technology and capitalize on growth opportunities. Like us, these competitors aggressively seek to improve yields, reduce die size and decrease mask levels in their product designs. These factors have significantly increased worldwide supply and put downward pressures on prices.

We are currently engaged in discussions with other parties relating to possible acquisitions or other transactions

        From time to time we engage in discussions with other parties relating to possible acquisitions or other transactions. In this regard, we recently acquired Toshiba's commodity DRAM operations at Dominion Semiconductor L.L.C., a subsidiary of Toshiba Corporation of Japan located in Manassas, Virginia. There can be no assurance that we will successfully integrate these operations or other acquired operations. The success of these operations and other acquired operations is dependent on our ability to operate them in a cost-effective manner. There can be no assurance that we will be successful in achieving the same level of manufacturing efficiencies in the Virginia facilities or other acquired facilities as has been achieved in our other facilities.

We expect to make future acquisitions where advisable, which involve numerous risks

        We expect to make future acquisitions where we believe it is advisable to enhance our market position. Acquisitions involve numerous risks, including the following:

  •
  increasing our exposure to changes in average selling prices for semiconductor memory products;

  •
  difficulties in integrating the operations, technologies, and products of the acquired companies;

  •
  increasing capital expenditures to upgrade and maintain facilities;

  •
  increasing debt to finance any acquisition;

  •
  diverting management's attention from normal daily operation;

  •
  managing larger operations and facilities and employees in separate geographic areas; and

  •
  hiring and retaining key employees.

        Mergers and acquisitions of high-technology companies are inherently risky, and previous or future acquisitions may not be successful and may materially adversely affect our results of operations, cash flows or financial condition.

If any one of our major PC customers significantly reduces its purchases of DRAM from us, our results of operations, cash flows and financial condition could be adversely affected

        We supply several major PC customers with more than 30% of their memory requirements. Aggregate sales to three of our PC customers approximated 30% of our net sales in the second quarter of 2002. If any one of our major PC customers significantly reduces its purchases of DRAM from us, our results of operations, cash flows and financial condition could be adversely affected.

Increased worldwide DRAM production could lead to further declines in average selling prices for DRAM

        We and our competitors constantly seek to improve yields, reduce die size and use fewer manufacturing steps. These improvements increase worldwide supply of DRAM. In addition, we and several of our competitors are evaluating plans to manufacture, or have begun to manufacture, semiconductors in facilities that process 300-millimeter ("300mm") wafers. 300mm wafers have approximately 130% greater usable surface area than 200mm wafers, the current industry standard. The widespread use of 300mm wafers in the industry, which is expected to occur within the next two to five years, could lead to a significant increase in the worldwide supply of DRAM. Increases in worldwide supply of DRAM also result from DRAM fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to DRAM production. Increases in worldwide supply of DRAM, if not offset by increases in demand, could lead to further declines in average selling prices for our products and adversely affect our results of operations, cash flows and financial condition.

Current economic and political conditions may harm our business

        Global economic conditions and the effects of terrorist actions or military actions may cause significant disruptions to worldwide commerce. If these disruptions result in delays or cancellations of customer orders, a decrease in corporate spending on information technology or our inability to effectively market, manufacture or ship our products, our results of operations, cash flows and financial condition could be adversely affected. In addition, our ability to raise capital for capital expenditures, research and development and ongoing operations is dependent upon ready access to capital markets. During times of adverse global economic and political conditions, accessibility to capital markets could decrease. If we are unable to access the capital markets over an extended period of time, we may be unable to invest in capital expenditures, fully carry out our research and development efforts and fund operations, which could materially adversely affect our results of operations, cash flows and financial condition.

If our TECH Semiconductor Singapore Pte. Ltd., or "TECH", joint venture experiences financial difficulty, or if our supply of memory products from TECH is disrupted, our results of operations, cash flows and financial condition could be adversely affected

        TECH supplied in excess of 20% of our total megabits of memory produced in the first six months of 2002. We have agreements to purchase all of the production from TECH subject to specific terms and conditions. Any reduction in supply could adversely affect our results of operations, cash flows and financial condition. TECH has historically been required to seek additional external financing to fund its ongoing operations and transition to next generation technologies. We have pledged $50 million as cash collateral for TECH's fully-drawn line of credit. As of February 28, 2002, we had remaining unamortized costs of $85 million included in noncurrent assets relating to the supply arrangement to purchase product from TECH. We may be required to write off part or all of these capitalized costs in the event supply from TECH is reduced.

We may not be able to maintain or reduce per megabit manufacturing costs at the same rate as we have in the past

        In recent years, we have decreased per megabit manufacturing costs through improvements in our manufacturing processes, including reducing the die size of our existing products. In future periods, we may not be able to maintain our per megabit manufacturing costs or reduce costs at historical rates.

Our ability to maintain or reduce per megabit manufacturing costs in future periods may be affected by the following:

  •
  our ability to successfully implement product and process technology upgrades;

  •
  our manufacturing yields may decrease as we implement more complex technologies, or

  •
  our ability to ramp the latest reduced die size versions of existing devices or new generation devices.

An adverse determination that our products and processes infringe the intellectual property rights of others could adversely affect our results of operations, cash flows and financial condition

        From time to time, others have asserted, and may in the future assert, that our products or processes infringe their product or process technology rights. In this regard, we are currently engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents and certain of our claims and defenses. Lawsuits between Rambus and us are pending in the United States, Germany, France, the United Kingdom and Italy. On August 28, 2000, we filed a declaratory judgment action against Rambus in the U.S. District Court for the District of Delaware. On February 1, 2001, we amended our complaint. Pursuant to our complaint, we are seeking (1) relief under the federal antitrust laws for violations by Rambus of Section 2 of the Sherman Act; (2) a declaratory judgment that (a) certain Rambus patents are not infringed, are invalid and/or are unenforceable, (b) we have an implied license to Rambus' patents, and (c) Rambus is estopped from enforcing its patents against us because of its conduct in the Joint Electron Device Engineering Council standards setting body; and (3) damages and declaratory relief for Rambus' breach of contract, fraud, deceptive trade practices, negligent misrepresentation, and conduct requiring the application of equitable estoppel. On February 15, 2001, Rambus filed an Answer and Counterclaim. Rambus denies that we are entitled to relief and has alleged willful infringement by us of eight Rambus patents. We cannot predict the outcome of these suits. A determination that our manufacturing processes or products infringe the product or process rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our results of operations, cash flows and financial condition.

        We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

If we are unable to successfully transition our operations to 300mm wafer manufacturing processes, the results of our results of operations, cash flows and financial condition would be adversely affected

        We have in the past reduced our per megabit manufacturing costs by transitioning to larger wafer sizes. By transitioning to larger wafers, we should be able to produce significantly more die for each wafer at a slightly higher cost for each wafer, in part resulting in substantially reduced costs for each die. Several of our competitors are evaluating plans, or have begun, to shift part or all of their memory manufacturing operations to 300mm wafers. If these competitors are able to transition operations to 300mm wafers before us, we would be at a cost disadvantage. Our transition to 300mm wafer processing will require us to make substantial capital investments, which will depend on our ability to generate funds from operations or to obtain funds from external sources. We may also experience disruptions in manufacturing operations and reduced yields during our transition to larger wafer sizes. If we are unable to successfully transition to 300mm wafer processing at the appropriate time, our results of operations, cash flows and financial condition could be adversely affected.

We face risks associated with our foreign sales and operations that could adversely affect our results of operations, cash flows and financial condition

        Foreign sales approximated 50% of our consolidated net sales in the second quarter of 2002. In addition, we have or support manufacturing operations in Italy, Japan, Scotland and Singapore. Our foreign sales and foreign operations are subject to a variety of risks, including:

  •
  currency fluctuations, export duties, changes to import and export regulations, and restrictions on the transfer of funds;

  •
  political and economic instability;

  •
  problems with the transportation or delivery of our products;

  •
  issues arising from cultural or language differences and labor unrest;

  •
  longer payment cycles and greater difficulty in collecting accounts receivable; and

  •
  compliance with a variety of foreign laws.

        These factors may adversely affect our results of operations, cash flows and financial condition.

Disruptions in our supply of raw materials could adversely affect our results of operations, cash flows and financial position

        Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. Various factors could reduce the availability of the raw materials we use such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound. In addition, any transportation problems could delay our receipt of raw materials. Although raw materials shortages or transportation problems have not interrupted our operations in the past, shortages may occur from time to time in the future. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our results of operations, cash flows and financial condition could be adversely affected.

If our manufacturing process is disrupted, our results of operations, cash flows and financial condition could be adversely affected

        We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process can reduce yields or disrupt production and may increase our per megabit manufacturing costs. Additionally, if production at a fabrication facility is disrupted for any reason, we may be unable to meet our customers' requirements and they may purchase products from other suppliers. The resulting loss of revenues and damage to our customer relationships could be significant.

Products that do not meet specifications or that contain, or are rumored to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise adversely affect our results of operations

        Because the design and production process for semiconductor memory is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after we have shipped such products, we could be adversely affected in the following ways:

  •
  we may need to replace product or otherwise compensate customers for costs incurred or damages caused by defective or incompatible product; and

  •
  we may encounter adverse publicity, which could cause a decrease in sales of our products.

Our stock price has been volatile and our stock price may fluctuate in the future

        In the past, our common stock price has fluctuated significantly. This could continue as we or our competitors announce new products, our customers' results fluctuate, average selling prices for our semiconductor memory products change, conditions in our industry change or investors change their sentiment toward technology stocks.

        In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction.

Securities we issue could dilute your ownership

        We may decide in the future to raise additional funds through the issuance of equity or convertible debt securities. If we raise funds by issuing equity or convertible debt securities, the percentage ownership of current stockholders will be reduced. We may not obtain sufficient financing on terms that are favorable to you or us.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Risk Factors" and elsewhere in this prospectus or the documents incorporated by reference herein constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any anticipated future results, levels of activity, performance or achievements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

        The selling stockholder will receive all of the proceeds from any shares sold pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 3,000,000,000 shares of common stock, $0.10 par value ("common stock"). As of May 15, 2002, there were approximately 603.5 million shares of common stock issued and outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any future preferred stock or any other senior equity, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  (1)
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

  (2)
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned: by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  (3)
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

  (1)
  any merger or consolidation involving the corporation and the interested stockholder,

  (2)
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

  (3)
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

  (4)
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

  (5)
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

SELLING STOCKHOLDER

        We originally issued 1,500,000 shares of our common stock to the selling stockholder, Dominion Semiconductor, L.L.C., on April 22, 2002 in connection with our acquisition of Toshiba's commodity DRAM operations at Dominion Semiconductor, L.L.C., a subsidiary of Toshiba Corporation of Japan located in Manassas, Virginia. The shares of common stock were issued in transactions exempt from registration under the Securities Act. The selling stockholder may from time to time offer and sell the common stock pursuant to this prospectus.

        The following table contains information as of May 15, 2002, with respect to the selling stockholder and the number of shares of common stock beneficially owned by it that may be offered using this prospectus.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)			Number of Shares of Common Stock Beneficially Owned After the Offering (2)
			Number of Shares of Common Stock That May Be Sold in the Offering
Name
	Number	Percentage		Number	Percentage
Dominion Semiconductor, L.L.C.	1,500,000	*	1,500,000	0	0

*
Less than 1%.

(1)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 603,544,439 shares of common stock outstanding as of May 15, 2002.

(2)
Assumes the sale of all shares of common stock that may be sold in the offering.

        We prepared this table based on the information supplied to us by the selling stockholder named in the table.

        The selling stockholder listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares of common stock since the date on which the information in the above table is presented. Information about the selling stockholder may change over time. Any changed information will be set forth in prospectus supplements.

        Because the selling stockholder may offer all or some of its common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling stockholder upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

  •
  directly by the selling stockholder;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

        The selling stockholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder was to be deemed an underwriter, the selling stockholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or quotation services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder may not sell any or all of the common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus.

        There can be no assurance that the selling stockholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling stockholder will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

VALIDITY OF COMMON STOCK

        The validity of the issuance of the shares of our common stock to be offered by the selling stockholder will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered, all of which will be paid by the registrant. All amounts indicated are estimates (other than the registration fee):

Registration fee	$3,580
Accounting fees and expenses	20,000
Printing and engraving	5,000
Legal fees and expenses of the registrant	25,000
Miscellaneous	13,000

Total	$66,580

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's Bylaws provide for mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. The registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide the registrant's directors and elected officers with further indemnification to the maximum extent permitted by Delaware law.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
3.1	Restated Certificate of Incorporation of the Company, as amended. (1)
3.2	Bylaws of the Company, as amended. (2)
4.1	Registration Rights Agreement, dated as of April 22, 2002, by and between Micron Technology, Inc. and Dominion Semiconductor, L.L.C.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Micron Technology, Inc. (see page II-4 of initial filing of this Form S-3).

(1)
Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001.

(2)
Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended December 2, 1999.

Item 17. Undertakings

        1.    The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.    The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        4.    The undersigned registrant hereby undertakes that:

          (a)  For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)  For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 17, 2002.

MICRON TECHNOLOGY, INC.
By:	/s/ W.G. STOVER, JR. W.G. Stover, Jr. Vice President of Finance and Chief Financial Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Appleton and W. G. Stover, Jr., and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, on May 17, 2002 this registration statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

/s/ STEVEN R. APPLETON Steven R. Appleton	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	May 17, 2002
/s/ W.G. STOVER, JR. W.G. Stover, Jr.	Vice President of Finance and Chief Financial Officer (Principal Financial Officer)	May 17, 2002
/s/ JAMES W. BAGLEY James W. Bagley	Director	May 17, 2002
/s/ ROBERT A. LOTHROP Robert A. Lothrop	Director	May 17, 2002

/s/ THOMAS T. NICHOLSON Thomas T. Nicholson	Director	May 17, 2002
/s/ DON J. SIMPLOT Don J. Simplot	Director	May 17, 2002
/s/ GORDON C. SMITH Gordon C. Smith	Director	May 17, 2002
/s/ WILLIAM P. WEBER William P. Weber	Director	May 17, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1	Restated Certificate of Incorporation of the Company, as amended. (1)
3.2	Bylaws of the Company, as amended. (2)
4.1	Registration Rights Agreement, dated as of April 22, 2002, by and between Micron Technology, Inc. and Dominion Semiconductor, L.L.C.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Micron Technology, Inc. (see page II-4 of initial filing of this Form S-3).

(1)
Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001.

(2)
Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended December 2, 1999.

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TABLE OF CONTENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
AVAILABLE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX